As filed with the Securities and Exchange Commission on June 21, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S. BANCORP

(Exact name of registrant as specified in its charter)

Delaware	41-0255900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Nicollet Mall

Minneapolis, Minnesota 55402

(Address of principal executive offices) (Zip code)

U.S. Bank 401(k) Savings Plan

U.S. Bancorp Executive Employees Deferred Compensation Plan

U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement)

U.S. Bancorp Outside Directors Deferred Compensation Plan

U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement)

(Full title of the plans)

James L. Chosy, Esq. Executive Vice President, General Counsel and Corporate Secretary U.S. Bancorp 800 Nicollet Mall Minneapolis, Minnesota 55402	Copy to: Jay L. Swanson, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600
(Name and address of agent for service)

(651) 466-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($.01 par value) (1)(2)	7,130,000 shares	$35.08(3)	$250,120,400 (3)	$34,117
Deferred Compensation Obligations under the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) (4)	$60,000,000	N/A	$60,000,000	$8,184
Deferred Compensation Obligations under the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement) (4)	$2,100,000	N/A	$2,100,000	$287

(1)	Includes (a) 6,000,000 shares of Common Stock that may be offered or sold pursuant to the U.S. Bank 401(k) Savings Plan, (b) 1,050,000 shares of Common Stock that may be issued in connection with distributions from the U.S. Bancorp Executive Employees Deferred Compensation Plan and the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) and (c) 80,000 shares of Common Stock that may be issued in connection with distributions from the U.S. Bancorp Outside Directors Deferred Compensation Plan and the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of Common Stock that may be offered or issued under or in connection with such plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the U.S. Bank 401(k) Savings Plan.
(3)	Calculated solely for the purpose of this offering in accordance with Rule 457(h) based on the average of the high and low prices of U.S. Bancorp Common Stock as reported on the New York Stock Exchange on June 20, 2013.
(4)	The deferred compensation obligations are unsecured obligations of U.S. Bancorp to pay deferred compensation in the future in accordance with each of the plans.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by U.S. Bancorp and the U.S. Bank 401(k) Savings Plan (as amended to date, the “401(k) Savings Plan”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this registration statement:

(a)	U.S. Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(b)	U.S. Bancorp’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013;

(c)	U.S. Bancorp’s Current Reports on Form 8-K filed on January 7, 2013, January 16, 2013, March 8, 2013, March 14, 2013, April 16, 2013, April 18, 2013, May 2, 2013 and June 20, 2013;

(d)	The Annual Report on Form 11-K of the 401(k) Savings Plan for the plan year ended December 31, 2012; and

(e)	The description of U.S. Bancorp’s common stock contained in any registration statement or report filed by U.S. Bancorp under the Securities Act of 1933, as amended (the “Securities Act”), or in any report filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by U.S. Bancorp or the 401(k) Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

Item 4.	Description of Securities.

U.S. Bancorp Common Stock

A description of the U.S. Bancorp common stock is contained in U.S. Bancorp’s Registration Statement on Form 8-A on file with the SEC, as amended from time to time.

Deferred Compensation Obligations

The deferred compensation obligations being registered pursuant to the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) (the “Employee Plan”) and the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement) (the “Director Plan” and, together with the Employee Plan, the “Plans”) represent obligations (the “Obligations”) of U.S. Bancorp to pay deferred compensation in the future in accordance with the terms of each of the Plans. Copies of each of the Plans have been filed with the SEC and are incorporated herein by reference.

Eligible employees of U.S. Bancorp are entitled to defer receipt of certain compensation into the Employee Plan, and non-employee members of the Board of Directors of U.S. Bancorp are entitled to defer receipt of director fees into the Director Plan. The Obligations are general unsecured obligations of U.S. Bancorp subject to the claims of its general creditors. The Plans are considered entirely unfunded for tax purposes. The amount of compensation to be deferred by each participating eligible employee or Board member (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the applicable plan based on elections by each Participant.

Under the Plans, amounts credited to a Participant’s account are credited with deemed investment returns equal to the experience of certain investment funds offered under the Plans and selected by the Participant, including U.S. Bancorp common stock. The Obligations are generally payable upon the earlier of a Participant’s death or Separation from Service (as defined in the Plans, and subject to the requirement that distributions to Participants who are Specified Employees at the time of their Separation from Service will be delayed until the last day of the month that is six months after such Separation from Service), subject to exceptions for in-service withdrawals in the event of an Unforeseeable Emergency (as defined in the Plans), certain court-ordered distributions, distributions in the event the plan fails to meet the requirements of Section 409A of the Internal Revenue Code, and distributions upon termination of the applicable plan. The Obligations generally are payable in cash in the form of a lump-sum distribution or in installments paid over 5-year, 10-year, 15-year or 20-year periods, as elected by the Participant at the time of the initial election to defer compensation. Account balances that reflect a deemed investment in U.S. Bancorp common stock will, unless otherwise determined by the Committee, be distributed in shares of U.S. Bancorp common stock, provided that fractional shares will be paid in cash.

A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries may not assign or transfer any right or interest in the Plans in which they are participating, and the payments under each of the Plans may not be subject to alienation, attachment, execution, levy, pledge or garnishment by or on behalf of creditors of Participants or beneficiaries. U.S. Bancorp reserves the right to amend or terminate the Plans.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Delaware law, U.S. Bancorp will indemnify its directors and officers under certain circumstances against all expenses and liabilities incurred by them as a result of suits brought against them as directors and officers of U.S. Bancorp. The indemnified directors, advisory directors and officers must act in good faith and in a manner they reasonably believe to be in the best interests of U.S. Bancorp, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. U.S. Bancorp will not indemnify directors, advisory directors and officers for expenses in respect of any matter as to which the indemnified directors and officers shall have been adjudged to be liable to U.S. Bancorp, unless the court in which the action or suit was brought shall determine otherwise. U.S. Bancorp may indemnify officers, advisory directors and directors only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

Article Eighth of U.S. Bancorp’s restated certificate of incorporation, as amended, provides that a director will not be personally liable to U.S. Bancorp or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to U.S. Bancorp or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under the Delaware statutory provision making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (d) for any transaction from which the director derived an improper personal benefit.

Article VI of U.S. Bancorp’s amended and restated bylaws provides that the officers, directors and advisory directors of U.S. Bancorp will be indemnified to the full extent permitted by the Delaware General Corporation Law. The board of directors has discretion to indemnify any employee of U.S. Bancorp for actions arising by reason of the employee’s employment with U.S. Bancorp. U.S. Bancorp will pay expenses incurred by officers, directors and advisory directors in defending actions in advance of any final disposition if the officer, director or advisory director agrees to repay the amounts if it is ultimately determined that he or she is not entitled to be indemnified under the bylaws, Delaware law or otherwise.

U.S. Bancorp maintains a standard policy of officers’ and directors’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Form 8-K filed on June 20, 2013).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K filed on January 20, 2010).

4.3(a)	U.S. Bank 401(k) Savings Plan (2002 Restatement), effective January 1, 2002, as amended by 12 separate amendments (incorporated by reference to Exhibit 4.4 to Form S-8 filed on April 20, 2010).

4.3(b)	Thirteenth, Fourteenth, Fifteenth and Sixteenth Amendments of U.S. Bank 401(k) Savings Plan (2002 Restatement).

4.4(a)	U.S. Bancorp Executive Employees Deferred Compensation Plan (incorporated by reference to Exhibit 10.18 to Form 10-K for the year ended December 31, 2003).

4.4(b)	2011 Amendment of U.S. Bancorp Executive Employees Deferred Compensation Plan (incorporated by reference to Exhibit 10.9(b) to Form 10-K for the year ended December 31, 2011).

4.5(a)	U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) (formerly the U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan) (incorporated by reference to Exhibit 10.2 to Form 8-K filed on December 21, 2005).

4.5(b)	First Amendment of U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) effective as of January 31, 2009 (incorporated by reference to Exhibit 10.2(b) to Form 8-K filed on January 7, 2009).

4.5(c)	Second Amendment of U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) effective as of January 1, 2010 (incorporated by reference to Exhibit 10.13(c) to Form 10-K for the year ended December 31, 2010).

4.5(d)	Third Amendment of U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) (incorporated by reference to Exhibit 10.10(d) to Form 10-K for the year ended December 31, 2011).

4.6(a)	U.S. Bancorp Outside Directors Deferred Compensation Plan (incorporated by reference to Exhibit 10.19 to Form 10-K for the year ended December 31, 2003).

4.6(b)	2011 Amendment of U.S. Bancorp Outside Directors Deferred Compensation Plan (incorporated by reference to Exhibit 10.11(b) to Form 10-K for the year ended December 31, 2011).

4.7(a)	U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement) (formerly the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan) (incorporated by reference to Exhibit 10.1 to Form 8-K filed on December 21, 2005).

4.7(b)	First Amendment of U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement) effective as of January 31, 2009 (incorporated by reference to Exhibit 10.3(b) to Form 8-K filed on January 7, 2009).

4.7(c)	Second Amendment of U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement) (incorporated by reference to Exhibit 10.12(c) to Form 10-K for the year ended December 31, 2011).

5.1	Opinion of Dorsey & Whitney LLP.

5.2	Determination Letter from the Internal Revenue Service with respect to qualification of the U.S. Bank 401(k) Savings Plan under Section 401 of the Internal Revenue Code of 1986, as amended (incorporated by reference to Exhibit 5.2 to Form S-8 filed on April 20, 2010).

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of the 401(k) Savings Plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 21, 2013.

U.S. BANCORP

By:	/s/ Richard K. Davis
Richard K. Davis
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 21, 2013.

Signature and Title

/s/ Richard K. Davis
Richard K. Davis,
Chairman, President, and Chief Executive Officer
(principal executive officer)

/s/ Andrew Cecere
Andrew Cecere,
Vice Chairman and Chief Financial Officer
(principal financial officer)

/s/ Craig E. Gifford
Craig E. Gifford,
Executive Vice President and Controller
(principal accounting officer)

/s/ Douglas M. Baker, Jr.*
Douglas M. Baker, Jr., Director

/s/ Y. Marc Belton*
Y. Marc Belton, Director

/s/ Victoria Buyniski Gluckman*
Victoria Buyniski Gluckman, Director

/s/ Arthur D. Collins, Jr.*
Arthur D. Collins, Jr., Director

/s/ Roland A. Hernandez*
Roland A. Hernandez, Director

/s/ Doreen Woo Ho *
Doreen Woo Ho, Director

Signature and Title

/s/ Joel W. Johnson*
Joel W. Johnson, Director

/s/ Olivia F. Kirtley*
Olivia F. Kirtley, Director

/s/ Jerry W. Levin*
Jerry W. Levin, Director

/s/ David B. O’Maley*
David B. O’Maley, Director

/s/ O’dell M. Owens, M.D., M.P.H.*
O’Dell M. Owens, M.D., M.P.H., Director

/s/ Craig D. Schnuck*
Craig D. Schnuck, Director

/s/ Patrick T. Stokes*
Patrick T. Stokes, Director

*	James L. Chosy, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the registrant pursuant to powers of attorney duly executed by such persons.

Dated: June 21, 2013	By:	/s/ James L. Chosy
James L. Chosy
Attorney-In-Fact
Executive Vice President,
General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, the trustee (or other person who administers the employee benefit plan) has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 21, 2013.

U.S. BANK 401(K) SAVINGS PLAN

By: U.S. Bancorp, the Plan Administrator

By:	/s/ Richard K. Davis
Richard K. Davis
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Form 8-K filed on June 20, 2013).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K filed on January 20, 2010).

4.3(a)	U.S. Bank 401(k) Savings Plan (2002 Restatement), effective January 1, 2002, as amended by 12 separate amendments (incorporated by reference to Exhibit 4.4 to Form S-8 filed on April 20, 2010).

4.3(b)	Thirteenth, Fourteenth, Fifteenth and Sixteenth Amendments of U.S. Bank 401(k) Savings Plan (2002 Restatement).

4.4(a)	U.S. Bancorp Executive Employees Deferred Compensation Plan (incorporated by reference to Exhibit 10.18 to Form 10-K for the year ended December 31, 2003).

4.4(b)	2011 Amendment of U.S. Bancorp Executive Employees Deferred Compensation Plan (incorporated by reference to Exhibit 10.9(b) to Form 10-K for the year ended December 31, 2011).

4.5(a)	U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) (formerly the U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan) (incorporated by reference to Exhibit 10.2 to Form 8-K filed on December 21, 2005).

4.5(b)	First Amendment of U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) effective as of January 31, 2009 (incorporated by reference to Exhibit 10.2(b) to Form 8-K filed on January 7, 2009).

4.5(c)	Second Amendment of U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) effective as of January 1, 2010 (incorporated by reference to Exhibit 10.13(c) to Form 10-K for the year ended December 31, 2010).

4.5(d)	Third Amendment of U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) (incorporated by reference to Exhibit 10.10(d) to Form 10-K for the year ended December 31, 2011).

4.6(a)	U.S. Bancorp Outside Directors Deferred Compensation Plan (incorporated by reference to Exhibit 10.19 to Form 10-K for the year ended December 31, 2003).

4.6(b)	2011 Amendment of U.S. Bancorp Outside Directors Deferred Compensation Plan (incorporated by reference to Exhibit 10.11(b) to Form 10-K for the year ended December 31, 2011).

4.7(a)	U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement) (formerly the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan) (incorporated by reference to Exhibit 10.1 to Form 8-K filed on December 21, 2005).

4.7(b)	First Amendment of U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement) effective as of January 31, 2009 (incorporated by reference to Exhibit 10.3(b) to Form 8-K filed on January 7, 2009).

4.7(c)	Second Amendment of U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement) (incorporated by reference to Exhibit 10.12(c) to Form 10-K for the year ended December 31, 2011).

5.1	Opinion of Dorsey & Whitney LLP.

5.2	Determination Letter from the Internal Revenue Service with respect to qualification of the U.S. Bank 401(k) Savings Plan under Section 401 of the Internal Revenue Code of 1986, as amended (incorporated by reference to Exhibit 5.2 to Form S-8 filed on April 20, 2010).

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney.